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                                                                    Exhibit 10.8

                           FACILITIES USE AGREEMENT

This Facilities Use Agreement ("Agreement") is effective as of the 5/th/ day of April 1999 between Multilink Technology Corporation, a corporation organized under the laws of the State of California, with offices located at 2601 Ocean Park, Suite 108, Santa Monica, California 90405 (hereinafter called "Multilink") and TRW Inc., a corporation organized under the laws of the State of Ohio, acting through its Telecommunications business unit, having an office at 1800 Glenn Curtiss Street, Carson, California 90746 (hereinafter called "TRW").

                                   ARTICLE 1
                               SUBJECT AND TERM
                                 Original Term

Section 1.01. The term of this Agreement shall commence at 12:01 A.M. on April 5, 1999, and end at 12:0l A.M. August 31, 2000, unless terminated sooner as provided in this Agreement.

                                 Holding Over

Section 1.02. If Multilink holds over and continues in the Premises after termination of the term of this Agreement, including any extended term, Multilink's continued use of the Premises shall be a breach of this Agreement and Multilink shall be liable to TRW for any and all costs it incurs as a result of such holdover, including charges assessed against TRW by its landlord under TRW's lease for the premises.

                                   Premises

Section 1.03. TRW shall lease to Multilink, subject to the terms of this Agreement, the space known as Room 1849 (Lab) and 1384 (Office) in a building designated as "DH1" located in the TRW office complex at 1800 Glenn Curtiss Street, Carson, California consisting of a total of approximately 3214 square feet of space, more or less, together with the fixtures thereon (the "Premises"), as set forth on Exhibit "B" attached hereto. The Premises are part of a building that is leased by TRW from Watson Land Company (the "Landlord") which lease, if not extended, expires on August 31, 2000. TRW shall provide Multilink with access to the Premises.

                             Products and Services

Section 1.04. TRW shall also provide to Multilink, subject to the terms of this Agreement, the products and services identified in Exhibit A. All prices and costs to be paid by Multilink are net of taxes, duties, fees or charges assessed by any governmental authority.
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                                  ARTICLE 2
                                   Payments

Section 2.01. (a) Interim Payments. Multilink agrees to pay to TRW during the term of this Agreement specified in Section 1.01.

                                   ARTICLE 3
                            REPAIRS AND MAINTENANCE

                         Present Condition of Premises

Section 3.01. Multilink agrees and hereby stipulates with TRW that the Premises are in good and acceptable condition on the date of this Agreement and that the improvements on the premises have been constructed by TRW and made available to Multilink in good and acceptable condition and in accordance with plans and specifications approved by Multilink.

                                Repairs by TRW

Section 3.02. During the term of this Agreement and any renewal or extension of the term of this Agreement, TRW shall, at TRW's own cost and expense, keep the exterior roof, sidewalls, structural portions, and foundation of the building in which the Premises are located (the "Building"), and the building systems and equipment in good order and repair; provided, however, TRW shall not:

(a) Be required to make any repairs that are rendered necessary by the negligence of or abuse of that property by Multilink or any employees or agents of Multilink; or

(b) Be liable for any damages resulting from TRW's failure to make any repairs required by this section to be made by TRW, unless Multilink gives written notice to TRW specifying the need for the repairs and TRW fails to make the repairs or to commence making the repairs within thirty (30) days after Multilink gives notice or TRW fails to thereafter diligently pursue the completion of the repairs.

TRW shall not materially interfere with Multilink's use of or access to the Premises in performing any repairs or maintenance under this Agreement.

                             Repairs by Multilink

Section 3.03. Except as provided in Section 3.02 of this Agreement, Multilink shall, at Multilink's own cost and expense, during the term of this Agreement or any extension of the term of this Agreement:

(a) Keep and maintain the interior, non-structural portions of the Premises in good order, repair, and tenantable condition, except to the extent caused by the negligence or willful misconduct of TRW or its employees or agents; and

(b) Repair any defects in the exterior roof, sidewalls, structural portions, and foundations of the Building caused by the negligence of or abuse of the Building by Multilink or any employees, agents or subtenants of Multilink.

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                   Multilink Improvements and Trade Fixtures

Section 3.04. (a) On expiration or earlier termination of this Agreement, Multilink shall surrender the Premises and all improvements thereon to TRW in good, sanitary, and neat order, condition, and repair, excluding ordinary wear and tear and casualty damage. Multilink shall have the right to remove its trade fixtures from the Premises at the expiration or earlier termination of this Agreement term provided that Multilink shall repair any damage to the Premises caused by that removal.

                                     Liens

Section 3.05. (a) Multilink agrees to keep the Premises and every part thereof and the Building and other improvements at any time located on the Premises free and clear of any and all mechanics', materialmen's, and other liens for or arising out of or in connection with work or labor done, services performed, or materials or appliances used or furnished for or in connection with any operations of Multilink, any alteration, improvement, or repairs or additions that Multilink may make or permit or cause to be made, or any work or construction by, for, or permitted by Multilink on or about the Premises, or any obligations of any kind incurred by Multilink. Multilink further agrees to pay promptly and fully and discharge any and all claims on which any such lien may or could be based, and to save and hold TRW and its Landlord and the Premises and the Building and any other improvements on the Premises free and harmless from any and all such liens and claims of liens and suits or other proceedings pertaining thereto.

(b) If Multilink desires to contest any such lien, it shall notify TRW of its intention so to do within ten (10) days after the filing of that lien. In
                               --------
     such a case, and provided that Multilink on demand of TRW protects TRW by a good and sufficient surety bond against any such lien and any costs, liability, or damage arising our of that contest, Multilink shall not be in default hereunder until five (5) days after the final determination of the
                             --------
     validity thereof, within which time Multilink shall satisfy and discharge that lien to the extent held valid. The satisfaction and discharge of any such lien shall not, in any case, be delayed until execution is had on any judgment rendered on the lien, and that delay shall be a default of Multilink under this Agreement. In the event of any such contest Multilink shall protect and indemnify TRW and its Landlord against all loss, cost, expense, and damage resulting from the contest.

                           TRW's Right of Inspection

Section 3.06. TRW or TRW's duly authorized agents may enter the Premises at any and all reasonable times during the term of this Agreement, including any extended term, to determine whether Multilink is complying with the terms and conditions of this Agreement or to perform any other acts authorized by this Agreement to be performed by TRW or reasonably necessary to protect TRW's rights under this Agreement.

                             Surrender of Premises

Section 3.07. On expiration or earlier termination of this Agreement, Multilink shall promptly surrender possession of the Premises to TRW in as good condition as the Premises are on the date of this Agreement, reasonable wear and tear and casualty damage excepted.

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                                   ARTICLE 4
                                USE OF PREMISES

                   Permitted and Prohibited Use of Premises

Section 4.01. Multilink shall use the Premises for operating and conducting business for the design, development or manufacture of telecommunication equipment and for no other purpose without the prior written consent of TRW. TRW may withhold consent for any reason. Under no circumstances during the term of this Agreement shall Multilink use or cause to be used in the business operated on the Premises any hazardous or toxic substances or materials, as defined by the State of California or store or dispose of any such substances or materials on the Premises, except for incidental amounts thereof.

                             Compliance with Laws

Section 4.02. The Premises shall not be used or permitted by Multilink to be used in violation of any law or ordinance. Multilink shall maintain the Premises in a clean and sanitary manner and shall comply with:

(a) All laws, ordinances, rules, and regulations related to Multilink's specific use of the Premises, now in effect or subsequently enacted or promulgated by any public or governmental authority or agency having jurisdiction over the Premises (and specifically excluding any such laws and requirements which would pertain to any lawful use and occupancy of the Premises in contrast to Multilink's specific use); and

(b) The recorded restrictions governing the Dominguez Technology Center, in which the Premises are located, a copy of which are attached as Exhibit "C", as amended from time to time, provided Multilink is given a copy of any such amendment.

TRW shall comply with all laws, ordinances, rules and regulations with respect to the Building which are not Multilink's obligation under Section 4.02(a) above.

                                     Signs

Section 4.03. Multilink may not erect and maintain any signs on the Premises relating to Multilink's business on the Premises without TRW consent not unreasonably withheld.

                                   ARTICLE 5
                                   INSURANCE


                              Liability Insurance

Section 5.01. Multilink shall, at Multilink's own cost and expense, secure and maintain during the entire term of this Agreement and any extended term of this Agreement, public liability, property damage, and products liability insurance, insuring Multilink and Multilink's employees against all bodily injury, property damage, personal injury, and other loss or liability caused by or connected with Multilink's occupation and use of the Premises under this Agreement in amounts not less than:

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(a)  $1,000,000 for injury to or death of one person and, subject to the limitation for the injury or death of one person, of not less than $2,000,000 for injury to or death of two or more persons as a result of any one accident or incident; and

(c)  $1,000,000 for property damage.

TRW shall be named as an additional insured and the policy or policies shall contain cross-liability endorsements.

                         Multilink's Personal Property

Section 5.02. Multilink shall at all times during the term of this Agreement and at Multilink's sole expense, keep all of Multilink's personal property, including trade fixtures and equipment and all merchandise of Multilink that may be in the Premises from time to time, insured against loss or damage by fire and by any peril included within fire and extended coverage insurance for an amount reasonably determined by Multilink.

                        Workers' Compensation Insurance

Section 5.03. Multilink shall maintain in effect throughout the term of this Agreement, at Multilink's sole expense, Workers' compensation insurance in accordance with the laws of California and employer's liability insurance with a limit of not less than $1 million per employee and $1 million per occurrence.

                              Cancellation Clause

Section 5.04. Any policy of insurance required under this Article shall be written by insurance companies authorized to do business in California. Each policy of insurance procured by Multilink pursuant to this Article shall expressly provide that it cannot be canceled for any reason or altered in any manner unless at least thirty (30) days prior written notice has been given by the insurance company issuing the policy to TRW in the manner specified in this Agreement for service of notices on TRW by Multilink.

                    Deposit of Insurance Policies with TRW

Section 5.05. Promptly on the issuance or renewal of any insurance policy required by this Agreement, including fire and liability insurance policies, Multilink shall cause a duplicate copy of the policy or a certificate evidencing the policy and executed by the insurance company issuing the policy or its authorized agent to be given to TRW.

                           Blanket Insurance Policy

Section 5.06. To satisfy its obligations under this Article, Multilink may at any time during the term of this Agreement, have in full force and effect a "blanket" policy of insurance insuring the Premises as well as other property owned or occupied by Multilink provided the blanket policy does not in any way diminish the amount or coverage of the insurance required under this

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  Article, and further provided that the blanket policy otherwise meets all requirements of this Article.

                       TRW's Right to Procure Insurance

  Section 5.07. If at anytime Multilink fails to procure or maintain the insurance required by this Article, then following fifteen (15) days prior written notice to Multilink, TRW may obtain that insurance and pay the premiums on it for the benefit of Multilink. Any amounts paid by TRW to procure or maintain insurance pursuant to this section shall be immediately due and repayable to TRW by Multilink with the next then due installment of rent under this Agreement; failure to repay at that time any amount expended by TRW shall be considered a default by Multilink under this Agreement.

                                TRW's Insurance

  Section 5.08. TRW's Fire and Casualty Insurance. TRW shall carry commercial general liability insurance with respect to the Building during the term of this Agreement, and shall further insure the Building during the term of this Agreement against loss or damage due to fire and other casualties covered within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage and special extended coverage, Such coverage shall be in such amounts, from such companies, and on such other terms and conditions as TRW may from time to time reasonably determine.

                                  Subrogation

  Section 5.09 TRW and Multilink agree to have their respective insurance companies issuing property damage insurance waive any rights of subrogation that such companies may have against TRW or Multilink, as the case may be, so long as the insurance carried by TRW and Multilink, respectively, is not invalidated thereby. As long as such waivers of subrogation are contained in their respective insurance policies, TRW and Multilink hereby waive any right that either may have against the other on account of any loss or damage to their respective property to the extent such loss or damage is insurable under policies of insurance for fire and all risk coverage, theft, public liability, or other similar insurance.

                                   ARTICLE 6
                            DESTRUCTION OF PREMISES

                           Duty to Repair or Restore

   Section 6.01. If the Premises or any improvements therein are damaged or destroyed during the term of this Agreement or any renewal or extension thereof, the damage shall be repaired as follows:

   (a) TRW shall repair that damage as soon as reasonably possible and restore the Premises and improvements to substantially the same condition as existed before the damage or destruction, regardless of whether the insurance proceeds are sufficient to cover the actual cost of repair and restoration.

   (b) Multilink expressly waives any right under California Civil Code Sections 1931 - 1933 to terminate this Agreement for damage or destruction to the Premises.

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                  Termination of Agreement for Certain Losses

Section 6.02. (a) Notwithstanding any other provision of this Agreement, if the Premises are damaged or destroyed to such an extent it will cost more than $50,000 to repair or replace them, and the damage or destruction is caused by a peril against which insurance is not carried, TRW may terminate this Agreement by giving Multilink written notice of the termination, which termination shall not be effective for at least three (3) months following the delivery of the notice of termination, unless the Premises are substantially damaged, in which event such termination shall be effective sooner. The notice must be given within thirty (30) days after occurrence of the damage or destruction.

(a) Multilink or TRW shall have the right to terminate this Agreement under either of the following circumstances:

     (1) If the Building is damaged or destroyed from any cause whatsoever, insured or uninsured, and the laws then in existence do not permit the repair or restoration of the Building; or

     (2) If the Building is destroyed from any cause whatsoever, insured or uninsured, during the last year of the term of this Agreement.

(b) In the event the damage or destruction is caused by a peril not insured against, either party may terminate this Agreement by giving written notice of termination to the other not later than 14 days after occurrence of the event giving rise to terminate and termination shall be effective as of the date set forth in the notice of termination, which termination shall not be effective for at least three (3) months following the delivery of the notice of termination, unless the Premises are substantially damaged, in which event such termination shall be effective sooner. In the event of a termination, Multilink shall not be entitled to collect any insurance proceeds attributable to insurance policies covering the Building or improvements, except those proceeds attributable to Multilnk's personal property, equipment, merchandise and trade fixtures.

(d) If this Agreement is terminated pursuant to either subsection (a) or (b) above, rent, taxes, assessments, and other sums payable by Multilink to TRW under this Agreement shall be prorated as of the termination date. If any taxes, assessments, or rent has been paid in advance by Multilink, TRW shall refund it to Multilink for the unexpired period for which the payment has been made.

                       Time for Construction of Repairs

Section 6.03. Any and all repairs and restoration of improvements required by this Article shall be commenced by TRW within a reasonable time after occurrence of the damage or destruction requiring the repairs or restoration; shall be diligently pursued after being commenced; and shall be completed within a reasonable time after the loss. If TRW is required under this Agreement to perform the repairs and restoration, TRW shall cause the repairs and restoration to be completed not later than 90 days after occurrence of the event causing destruction [or Multilink shall have the right to terminate this Agreement].

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                    Abatement of Fees Payable by Multilink

  Section 6.04. If any casualty shall have damaged the Premises or Multilink's access thereto, TRW shall allow Multilink a proportionate abatement of the fees payable by Multilink for the Premises during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Agreement, and not occupied by Multilink as a result thereof; provided that if the Premises are damaged such that the remaining portion of the Premises is not sufficient to allow Multilink to conduct its business operations therefrom, then TRW shall allow Multilink a total abatement of such fees during the time and to the extent that the entire Premises are unfit for occupancy for the purposes permitted under this Agreement, and not occupied by Multilink as a result of the subject damage.

                                  ARTICLE 7
                                 CONDEMNATION

                          Total Condemnation Defined

  Section 7.01. The term "total condemnation" as used in this Article shall mean the taking by eminent domain ("condemnation") by a public or quasi-public agency or entity having the power of eminent domain ("condemnor") of

  (a)  More than thirty-five (35) percent of the ground area of the Premises; or

  (b) Less than thirty-five (35) percent of the ground area of the Premises at a time when the remaining buildings or improvements on the Premises cannot reasonably be restored to a condition suitable for Multilink" occupancy for the uses permitted by this Agreement within sixty (60) normal eight-hour working days under all laws and regulations then applicable; or

  (c) Less than thirty-five (35) percent of the ground area of the Premises in such a manner that Multilink is substantially prevented from carrying on operations of a permitted use under this Agreement on the remaining portion of the Premises.

                         Partial Condemnation Defined

   Section 7.02. The term "partial condemnation" as used in this Article shall mean any condemnation of a portion of the Premises that is not a total condemnation under Section 7.01 of this Agreement.

                      Termination for Total Condemnation

   Section 7.03. In the event of a total condemnation of the Premises during the term of this Agreement, this Agreement shall terminate without further notice as of 12:01 A.M. on the date actual physical possession of the condemned property is taken by the condemnor. All amounts payable under this Agreement shall be prorated as of 12:01 A.M. on that date.

                        Effect of Partial Condemnation

   Section 7.04. In the event of a partial condemnation of the Premises, this Agreement shall terminate as to the portion of the Premises taken on the date actual physical possession of that

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   portion is taken by the condemnor, and at Multilink's option may remain in full force and effect or terminate as to the remainder of the Premises; provided, however, that promptly after the taking of actual physical possession by the condemnor of the portion taken by condemnation, if Multilink elects to continue in possession of the remainder of the Premises TRW shall restore, at Multinlink's own cost and expense, the improvements on the remainder of the Premises to a condition making the Premises tenantable by Multilink for the uses permitted by this Agreement. Any rent payable under this Agreement after the date actual physical possession is taken by the condemnor of the portion of the Premises condemned shall be reduced by the percentage the ground area of the portion taken by eminent domain bears to the total ground area of the Premises on the date of this Agreement. In addition, the rent payable under this Agreement shall be further abated during the time and to the extent Multilink is prevented from occupying all of the remainder of the Premises by the work of restoration required by this section to be performed by TRW.

                                   ARTICLE 8
                                INDEMNIFICATION

                       Multilink's Hold-Harmless Clause

   Section 8.01. Except as otherwise provided in Section 8.02, Multilink shall indemnify and hold TRW and the property of TRW, including the Premises, free and harmless from any and all liability, claims, loss, damages, or expenses, including reasonable counsel fees and costs, arising by reason of the death or injury of any person, including Multilink or any person who is an employee or agent of Multilink, or by reason of damage to or destruction of any property, including property owned by Multilink or any person who is an employee or agent of Multilink, caused by (1) any act or omission on the Premises of Multilink or any person in, on, or about the Premises with the permission and consent of Multilink; or (2) Multilink's breach of this Agreement.

   Section 8.02. Notwithstanding the provisions of Section 8.01 of this Agreement, Multilink shall be under no duty to indemnify and hold TRW harmless from any liability, claims, losses, expenses, or damages arising because of TRW's failure to make any repairs required by this Agreement to be made by TRW or because of any negligence or willful acts of misconduct by TRW or by any person who is an agent or employee of TRW acting in the course and scope of its agency or employment. TRW agrees to indemnify, defend, protect, and hold Multilink free and harmless from and against any liability, claims, losses, expenses, or damages, including reasonable counsel fees and costs, arising from or in connection with TRW's failure to make any repairs required by this Agreement to be made by TRW or in connection with TRW's breach of this Agreement, or because of any negligence or willful acts of misconduct by TRW or by any person who is an agent or employee of TRW acting in the course and scope of its agency or employment.

                                   ARTICLE 9
                             DEFAULT AND REMEDIES

                        Remedies on Multilink's Default

   Section 9.01. If Multilink breaches this Agreement, TRW, in addition to any other remedy given TRW by law or equity, may

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  (a)  Continue this Agreement in effect by not terminating Multilink's access to the Premises, in which case TRW shall be entitled to enforce all TRW's rights and remedies under this Agreement, including the right to recover the amounts specified in this Agreement as it becomes due under this Agreement;

  (b)  Terminate this Agreement and recover from Multilink

       (1) The worth, at the time of award, of any unpaid amounts that had been earned at the time of termination of the lease;

       (2) The worth, at the time of award, of the amount by which the unpaid rent that would have been earned after termination of the Agreement until the time of award exceeds the amount of rental loss that Multilink proves could have been reasonably avoided;

       (3) The worth, at the time of award, of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of rental loss that Multilink proves could be reasonably avoided; and

       (4) Any other amount necessary to compensate TRW for all detriment proximately caused by Multilink's failure to perform the obligations under this Agreement; or

  (c) Terminate the Agreement and, in addition to any recoveries Multilink may seek under subsection (b) of this section, bring an action to reenter and regain possession of the Premises in the manner provided by the law of unlawful detainer then in effect in California.

                              Termination by TRW

Section 9.02. No act of TRW or its landlord, including but not limited to TRW's or its landlord's entry on the Premises or efforts to relet the Premises, or the giving by TRW to Multilink of a notice of default, shall be construed as an election to terminate this Agreement unless a written notice of the-TRW's election to terminate is given to Multilink or unless termination of this Agreement is decreed by a court of competent jurisdiction.

                             Default by Multilink

Section 9.03. All covenants and agreements contained in this Agreement are declared to be conditions to this Agreement and to the term hereof. The following constitute a material default and breach of this Agreement by
Multilink:

(a)  Any failure to pay amounts when due when the failure continues for five
     (5) days after written notice that said amount is overdue.

(b) Any failure by Multilink to perform any other covenant, condition, or agreement contained in this Agreement when the failure is not cured within thirty (30) days after written notice of the specific failure is given by TRW to Multilink unless Multilink commences to cure within such thirty (30) day period and thereafter diligently prosecutes such cure to completion.

(c) The bankruptcy or insolvency of Multilink, the making by Multilink of any general assignment for the benefit of creditors; the filing by or against Multilink of a petition to have Multilink adjudged a bankrupt or of a petition for reorganization or arrangement under the Bankruptcy Act (unless, in the case of a petition filed against Multilink, it is dismissed within sixty (60)

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   days; the appointment of a trustee or receiver to take possession of substantially all of Multilink's assets located at the Premises or of Multilink's interest in this Agreement, if possession is not restored to Multilink with thirty (30) days; or the attachment, execution, or other judicial seizure of substantially all of Multilink's assets located at the Premises or of Multilink's interest in this Agreement, when that seizure is not discharged within fifteen (15) days.

                              Cumulative Remedies

Section 9.04. The remedies granted to TRW in this Article shall not be exclusive but shall be cumulative and in addition to all other remedies now or hereafter allowed by law or authorized in this Agreement.

                               Waiver of Breach

Section 9.05. The waiver by either party of any breach by the other party of any of the provisions of this Agreement shall not constitute a continuing waiver or a waiver of any subsequent default or breach by such other party either of the same or a different provision of this Agreement.

                                  ARTICLE 10
                                   WARRANTY

                                   Warranty

Section 10.01. The Products to be delivered under this Agreement are warranted only to the extent of and by the original manufacturer's warranty. Any defective part or parts must be returned to the manufacturer or vendor and not to TRW. Otherwise, all products delivered and services performed under this Agreement are provided "As Is", without warranty.

                              Warranty Exclusion

Section 10.02. THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER ORAL, WRITTEN, EXPRESS, IMPLIED, OR STATUTORY. IMPLIED WARRANTIES OF FITNESS FOR PARTICULAR PURPOSE AND MERCHANTABILITY SHALL NOT APPLY. TRW'S WARRANTY OBLIGATIONS AND CLIENT'S REMEDIES THEREUNDER (EXCEPT AS TO TITLE) ARE SOLELY AND EXCLUSIVELY AS STATED HEREIN. IN NO CASE WILL TRW BE LIABLE FOR CONSEQUENTIAL DAMAGES, LABOR PERFORMED IN CONNECTION WITH REMOVAL AND REPLACEMENT, LOSS OF PRODUCTION, OR ANY OTHER LOSS INCURRED BECAUSE OF INTERRUPTION OF SERVICE.

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                                  ARTICLE 11
                         INTELLECTUAL PROPERTY RIGHTS

                              Rights of Multilink

Section 11.01. All right, title and interest in and to any data relating to Multilink business operations are and shall remain the exclusive property of Multilink, whether or not provided to TRW during the performance of this contract.

                        Rights in Third Party Software

Section 11.02. Use by Multilink of commercial third party software and related documentation shall be subject to the license rights accompanying that software or documentation. Multilink shall indemnify and hold harmless TRW from any and all costs, expenses, reasonable attorneys' fees and liability for any claim, settlement, and judgment based upon, arising out of or relating to Multilink's or its employee's failure to comply with any such license provisions.

                                  ARTICLE 12
                                 MISCELLANEOUS

                           Assignment and Subletting

Section 12.01. Multilink shall not encumber, assign or otherwise transfer this Agreement, any right or interest therein, or any right or interest in the Premises or any of the improvements that may now or hereafter be constructed or installed on the Premises without first obtaining the written consent of TRW which consent shall be in the sole discretion of TRW. Multilink shall not allow any other person, other than Multilink's agents, servants, and employees, to occupy the Premises or any part of the Premises without the prior written consent of TRW. Any encumbrance, assignment, or transfer without the prior written consent of TRW, whether voluntary or involuntary, by operation of law or otherwise, is void and shall, at the option of TRW, terminate this Agreement.

                                 Force Majeure

Section 12.02. With respect to the delivery of products or the performance of services under this Agreement, the date on which each party's obligations are to be fulfilled shall be extended for a period equal to any delay arising directly or indirectly from any cause beyond such party's reasonable control. Such causes include, but are not limited to, acts of God; earthquake; the laws, actions, or inactions of any governmental authority in either its sovereign or contractual capacity; civil or military conflicts; riot; revolution; fires; strikes; labor disputes; epidemics; and embargoes. Such extension shall apply whether or not there is another concurrent cause of delay.

                           Force Majeure Termination

Section 12.03. If the delays resulting from any of the causes stated in Section
12.02 extend in the aggregate for more than ninety (90) days and the parties have not agreed upon a revised basis for continuing this Agreement, including adjustment of the price, then either party, upon at least thirty (30) days written notice, may terminate this Agreement.

                                     Time

Section 12.04. Time is expressly declared to be of the essence in this Agreement.

                                   Headings

Section 12.05. The headings and titles to the articles, sections, and paragraphs of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

                                 Counterparts

Section 12.06. This Agreement has been executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument.

                             Modification - Waiver

Section 12.07. No cancellation, modification, amendment, deletion, addition or other change in this Agreement or any provision thereof, or waiver of any right or remedy herein provided, shall be effective for any purpose unless specifically set forth in a writing signed by the party to be bound. No waiver of any right or remedy with respect to any occurrence or event on one occasion shall be deemed a waiver of such right or remedy with respect to a similar or like occurrence or event on any other occasion.

                               Entire Agreement

Section 12.08. This Agreement supersedes all other prior agreements, whether oral or written, which may have been made with respect to the subject of this Agreement and the transactions contemplated herein, and this Agreement contains the entire agreement of the parties with respect to the subject matter hereof.

                                 Severability

Section 12.09. Any provision of this Agreement which is determined to be unlawful, unenforceable, or without effect under any applicable law of any jurisdiction shall, as to such jurisdiction, be ineffective without affecting any other provision of this Agreement. To the full extent that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

                       Successors and Assigns

Section 12.10. The provisions of this Agreement shall be binding upon and inure to the benefits of TRW and Multilink and their respective successors and assigns. No third party is intended to or shall have any right or interest under this Agreement.

                              Binding Arbitration

Section 12.11. The parties agree that they shall negotiate in good faith to resolve any dispute which arises out of or in connection with this Agreement. In the event the parties are unable to resolve any such dispute within a reasonable time by good faith efforts, the dispute shall be settled by final binding arbitration. Such arbitration shall be referred to the American Arbitration Association in accordance with the rules thereof then in effect, and the hearing thereon shall be held at a mutually acceptable neutral site. Unless otherwise agreed to in writing, the parties shall comply with the ruling resulting from such final binding arbitration and neither party shall appeal the decision thereof.

                                Attorney's Fees

Section 12.12. Unless otherwise provided for by the arbitrator, each party in any action brought to enforce or interpret this Agreement or to seek relief for breach of this Agreement shall be responsible for its own expenses and attorney's fee incurred therefor.

                                 Governing Law

Section 12.13. This Agreement shall be governed and construed in accordance with the laws of the State of California, without regard to the "choice of law" rules.

                            Limitation of Liability

Section 12.14. The total liability of TRW on any claim for use of the products, services or premise shall not exceed one Thousand Dollars. Except as otherwise expressly provided in this Agreement, in no event shall either party be liability to the other for incidental, consequential or special damages.

                          TRW Relocation Termination

Section 12.15. Notwithstanding any other provision of this Agreement, TRW may, without charge, terminate Multilink's access to the Premises and the services to be provided under this Agreement if TRW elects to vacate the building designated as "DH1", by giving Multilink 180 days prior written notice of such termination. In such event, Multilink shall pay for access to the Premises and services until the termination date. Multilink shall have the right, upon written notice to TRW, to terminate this Agreement earlier than the termination date selected by TRW.

                                Brokers

Section 12.16. TRW and Multilink hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Agreement and that they know of no real restate broker or agent who is entitled to a commission in connection with this Agreement. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent.

                                  TRW Default

Section 12.17. Notwithstanding anything to the contrary set forth in this Agreement, TRW shall be in default in the performance of any obligation required to be performed by TRW pursuant to this Agreement if TRW fails to perform such obligation within thirty (30) days after the receipt of notice from Multilink specifying in detail TRW's failure to perform; provided, however, if the nature of TRW's obligation is such that more than thirty (30) days after required for its performance, then TRW shall not be in default under this Agreement if it shall commence such performance within such thirty (30) day period and thereafter diligently pursue the same to completion. Upon any such default by TRW under this Agreement, Multilink may exercise any of its rights provided at law or in equity.

                               Abatement of Fees

Section 12.18. In the event that Multilink is prevented by acts of TRW from using, and does not use, the Premises or any portion thereof for five (5) consecutive business days (the "Eligibility Period"), then the fees payable by Multilink under this Agreement shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Multilink continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the area of the portion of the Premises that Multilink is prevented from using, and does not use, bears to the total area of the premises; provided, however, in the event that Multilink is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Multilink to effectively conduct its business therein, and if Multilink does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Multilink is so prevented from effectively conducting its business therein, the fees payable by Multilink under this Agreement shall be abated for such time as Multilink continues to be so prevented from using, and does not use, the Premises. To the extent Multilink is entitled to abatement without regard to the Eligibility Period, because of an event described in Article 6 above, then the Eligibility Period shall not be applicable. If Multilink is prevented from using and does not use all or a material portion of the Premises for three (3) months following the Eligibility Period, then Multilink shall thereafter have the right to terminate this Agreement upon written notice to TRW.

                                    Notices

Section 12.19. All notices, demands, statements or communications (collectively, "Notices") given or required to be given by either party to the other hereunder shall be in writing, shall be sent by United States certified or registered mail, postage prepaid, return receipt requested ("Mail"), delivered by a nationally recognized overnight courier, or delivered personally, to Multilink or to TRW at the addresses set forth below, or to such other place as TRW or Multilink may from time to time designate in a Notice to the other party. Any Notice will be deemed given, sent or delivered, as the case may be, (i) three
(3) days after the date it is posted if sent by Mail, (ii) the date the overnight courier delivery is made, or (iii) the date personal delivery is made.

          TRW:         TRW Inc.
                       1800 Glenn Curtiss Street
                       Carson, California 90746

          Multilink:   Multilink Technology Corporation
                       2601 Ccean Park Boulevard, Suite 108
                       Santa Monica, California 90405
                       Attention: Dr. Richard Nottenburg

                       With a copy to:

                       Allen, Matkins, Leck, Gamble & Mallory LLP
                       1999 Avenue of the Stars, Suite 1800
                       Los Angeles, California 90067-6050
                       Attention: Mark Kelson, Esq.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement to be effective as of the day and year first above written.

Multilink Technology Corporation              TRW Inc.


By: /s/ Richard N Nottenburg                  By:  /s/ Paul D. Pratt
   -------------------------                     --------------------------

Printed:  Richard N Nottenburg                Printed:  Paul D. Pratt
        ----------------------                        ---------------------

Title: President                              Title: Div Mgr. of Contracting
      ------------------------                      -----------------------

     Date:  7/28/99                                Date:    7/28/99
         ---------------------                          -------------------

                                  Exhibit "A"

            Summary of Premises, Products and Services, Payments,
               and Schedule for Access, Delivery and Performance

A.  The Premises, Products and Services.
    -----------------------------------

TRW shall provide Multilink with the following products and services access to the following Premises:

Item No.  Description
--------  -----------
                          Products and Services

1.        Electronic Access to DELL PE4300 Server from the Premises

2.        Use of thirteen (13) DELL PCs with 17" Monitors on the Premises

3. Telecommunications Services on the Premises to include sixteen (16) telephones with digital lines, three (3) analog lines, local and long distance telecommunications services.

4.        Hardware consisting of the following:

          Qty           Description
          ---           -----------

          One  (1)      HP4500 DN
          One  (1)      ScanJet 6200 CXI
          Four (4)      HP LJ 1100 XI
          One  (1)      HP 750C Plotter
          One  (1)      LaserJet 8000N Printer
          One  (1)      10/100 Mb Switch, Dedicated


5. Installation of the Hardware identified in 2, 3 and 4 above on the Premises.

6. Multilink Unique Operation and Maintenance Services for the Hardware identified above not included in TRW's standard service center operation and maintenance efforts.

7.        Fit-up of the Premises

8. Other consulting, engineering, technical or administrative services as requested by Multilink not included above or not included in TRW's standard service center rates.

                                 The Premises

9.        Office Space (Room 1384)
          401 sq. ft., more or less

10.       Laboratory Space (Room 1849)
          2813 sq. ft., more or less

B.   Payments.
     --------

     Basis of Payments:

     Products and Services shall be paid for on the following basis.

       Item No.              Description               Basis for Payment
       -------               -----------               -----------------

          1.      Access to DELL PE 4300 Server        TRW Cost

          2.      Use of Thirteen (13) DELL PCs.       TRW Cost

          3.      Telecommunications Services          TRW Cost

          4.      Hardware                             Firm Fixed Price

          5.      Installation Services                TRW Cost

          6.      Multilink Unique Operation and       TRW Cost
                  Maintenance Services

          7.      Fit-up                               TRW Cost

          8.      Other Services                       TRW Cost

          9.      Office Space                         TRW Cost

          10.     Laboratory Space                     TRW Cost


      Interim Billings
      ----------------

      Multilink shall pay TRW for the products delivered, services performed and Premises accessed under this Agreement at the following rates until final rates are determined in accordance with this Exhibit.

Item No.
-------

  1.    Access to Dell PE4300 Server         $ 111.00/wk

  2.    Use of PCs                           $  50.00/PC/wk

  3.    Telecommunications Services          $ 1,075/per mo.


  4.    Hardware

                                                 Qty.      Unit            Total
                                                 ----      ----            -----
          HP4500 DN                               1        $ 3,663     $      3,663
          SunJet 6200 CXI                         1            37l              371
          HP LJ 1100 XI                           4            391.50         1,566
          HP 75OC Plotter                         1          5,454            5,454
          LaserJet 8000 N Printer                 1          2,479            2,479
          10/100 mb Switch, Dedicated             1          1,797            1,797
          Total Hardware (Fixed Price)                                 $     15,330

   5.   Acquisition & Installation Services                            $      5,000

   6.   Multilink Unique Operation and                                 $ 290/per wk
        Maintenance Services

   7.   Fit-up Services                                                $    189,000

   8.   Other Consulting, Engineering or                                       TBD*
        Administrative Services

   9.   Office Space                                                   $     887/mo

  10.   Laboratory Space                                               $   6,217/mo

C.   Delivery and Performance Schedule

     Item No.                 Delivery, Term or Performance Schedule
     --------                 --------------------------------------
     1                        May 3, 1999 to August 31, 2000
     2                        May 3, 1999 to August 31, 2000
     3                        May 3, 1999 to August 31, 2000
     4                        Deliver by May 12, 1999
     5                        Installed by May 12, 1999
     6                        Installation of Item No. 4 through August 31, 2000
     7                        Complete by May 19, 1999
     8                        Complete by August 31, 2000
     9                        April 5, 1999 to August 31, 2000
     10                       May 3, 1999 to August 31, 2000

*These services may only be ordered by mutual agreement of the parties. None have been ordered as part of the date of signing of this Agreement.

D.   Invoices

1.0 Submission of Invoices. TRW may submit invoices to Multilink for items Nos. 1, 2, 3, 5, 6, 7, 8, 9 and 10 no more frequently than monthly for services actually performed, for costs actually incurred and premises access actually provided. TRW may submit invoices to Multilink for Item 4 at the fixed prices set forth in Section B of this Exhibit upon delivery and installation thereof.

Invoices shall be submitted to:

                       Multilink Technology Corporation
                          2850 Ocean park, Suite 335
                            Santa Monica, CA 90405
                            Attention: Alan Brunell

2.0 Payment of Invoices. Payments shall be made by Multilink so as to be received by TRW not later than thirty (30) days after Multilink's receipt of invoice. Checks shall be made payable to TRW Inc. and shall be addressed and sent to TRW as follows:

                            TRW Space and Defense
                                File No. 41818
                          Los Angeles, CA 90074-1818
                                      USA

3.0 Set-Off. TRW may set-off amounts due under this Agreement against any amounts due by TRW to Multilink under the Spitfire Development Agreement, dated May 1999.

4.0 Final Amounts. For access to the Premises and all items of products or services for which the basis of payment is "TRW Cost", Multilink shall pay TRW the TRW Telecommunications unit's actual direct and indirect cost for such items in accordance with TRW's usual accounting practices.

In the event Multilink's telecommunication usage of Item 3 under this Exhibit exceeds the standard TRW usage rate by more than ten (10) percent, Multilink shall pay TRW the standard rate plus the percentage amount by which Multilink's usage exceeded TRW's standard rate, together with the related indirect costs thereon in accordance with TRW's usual accounting practices.

For items identified in Section B of this Exhibit as "Firm Fixed Price", the final amount to be paid by Multilink shall be the amount specified in Section B above.

                                  EXHIBIT "B"
                                  -----------


                              OUTLINE OF PREMISES
                              -------------------


                               [To Be Attached]
                               ----------------

                                  EXHIBIT "C"
                                  -----------

                   DOMINGUEZ TECHNOLOGY CENTER RESTRICTIONS
                   ----------------------------------------


                               [To Be Attached]
                               ----------------